Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of September 9, 2014 (the “Effective Date”), by and among Mandalay Digital Group, Inc., a Delaware corporation (the “Employer”), and William Stone (the “Executive”). In consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:

1.            Employment. The Employer agrees to employ the Executive, and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

2.            Capacity. The Executive currently serves as President and Chief Operating Officer of the Employer and Chief Executive Officer of the Employer’s wholly owned subsidiary, Digital Turbine, Inc., pursuant to an offer letter dated November 24, 2013 (the “Prior Agreement”). The Executive will continue in his current roles until such date as he is notified by the Compensation Committee of the Employer’s Board of Directors (the “Board of Directors”) that the change in capacity contemplated by this Section 2 has taken effect, but in any event such change shall take place not later than October 2, 2014 (the “Transition Date”). Effective on the Transition Date, the Executive shall be appointed and shall serve the Employer as its Chief Executive Officer, with the sole title “Chief Executive Officer” of Mandalay Digital Group, Inc., and with the corresponding duties for Employer’s entire organization and all of its subsidiaries. Subject to the discretion of the Nominating Committee of the Board of Directors, on the Transition Date Executive shall be appointed to serve as a member of the Board of Directors without additional compensation, and shall (subject to the discretion of the Nominating Commitee) be nominated for re-election at each annual stockholder meeting for the election of directors that occurs during the Term (as defined below), subject to stockholder approval at each such annual meeting of stockholders. At the end of the Term, Executive shall offer to resign from the Boards of Directors and any similar body at a subsidiary of the Employer. As Chief Executive Officer, the Executive shall be responsible for the general supervision, management and control of the Employer’s and its subsidiaries’ business, subject to the direction of the Board of Directors. The Executive shall report directly to the Board of Directors. Executive represents he is and at all times during the Term will be legally present and entitled to work in the United States.

3.            Term. Subject to the provisions of Section 6, the term of employment pursuant to this Agreement shall commence on the Transition Date and shall continue through the period ending two (2) years, i.e., twenty-four (24) calendar months, following the Transition Date (the “Term”).

4.            Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a)          Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary (the “Salary”) at the annual rate of Five Hundred Thousand Dollars ($500,000). The Executive’s Salary shall be payable in periodic installments in accordance with the Employer’s usual practice for its employees, but in no event less often than monthly over the year in which the Salary is earned.

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(b)          Annual Bonus.

(i)          Effective for the period April 1, 2014 through the Transition Date, Executive shall be entitled to be paid such cash bonus as he would have been entitled to under Section 2(b)(i) of the Prior Agreement (and applying the same targets that had been established by the Board of Directors to achieve such bonus) had such agreement been in effect for all of such period (it being understood that such bonus shall be pro-rated based on the number of days in the aforementioned period divided by 365). This subsection entirely replaces Section 2(b)(i) of the Prior Agreement and except as implemented by this subjection, no bonus is or will be due thereunder.

(ii)          Effective for the Stub Period, the Year 1 Period and the Year 2 Period (each, as defined in Schedule A), the Executive shall be eligible to be paid an annual incentive bonus in cash in an amount of up to one hundred fifty percent (150%) of the Executive’s Salary with respect to the applicable period subject to satisfaction of performance-related milestones, as specified on Schedule A.

(iii)          One half (1/2) of all bonus amounts due under subsection (b)(i) and (b)(ii) of this Section 4 shall be paid within thirty (30) days of the Employer’s fiscal year end based upon a good faith estimate of the relevant financial measurements provided by management to the Compensation Committee prior to completion of the annual audit and reasonably approved by such committee (such bonus amounts being referred to as the “Preliminary Bonus”). After paying the Preliminary Bonus for a given completed period for which a bonus appears to be due, all remaining bonus amounts under subsection (b)(i) and (b)(ii) of this Section 4 (i.e., net of the Preliminary Bonus), shall (x) be paid within thirty (30) days after the revenue and EBITDA criteria are determined for the applicable period in the manner described in Schedule A, but not later than two and one-half (2-1/2) months following the later of the last day of the calendar year or the last day of the Employer’s fiscal year in which the applicable period with respect to which the bonus is determined ends, and (y) be conditioned on Executive being employed throughout the entire applicable period with respect to which the bonus is determined. If any part of the Preliminary Bonus that was paid to Executive would not, applying the final determination of bonus entitlement using Schedule A for the fiscal period in question, have been due to Executive, then after notification to the Executive, the Executive shall promptly repay such part of the Preliminary Bonus to the Employer without interest.

(c)          Regular Benefits. The Executive shall also be entitled to participate in any qualified retirement plans, deferred compensation plans, stock option and incentive plans, stock purchase plans, group and executive medical insurance plans (i.e., coverage for the Executive and family), life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for any, all or most of its senior executives (collectively “Employer Benefit Plans”). Such participation shall be subject to the terms of applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plans or to maintain the effectiveness of any such plans which may be in effect from time to time.

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(d)          Reimbursement of Business Expenses. The Employer shall reimburse the Executive for all reasonable expenses incurred by the Executive in performing services during the Term, in accordance with the Employer’s policies and procedures for its senior executive officers, as in effect from time to time, including, but not limited to, business class air travel (or, if unavailable, first class), meals and entertainment, fuel costs for transportation, wireless mobile communications, and personal computer equipment.

(e)          Stock Option Grant Adjustment; New Grant.

(i)          On the Effective Date, the Employer shall modify the vesting of the stock options to purchase 200,000 shares of common stock of the Employer granted on July 8, 2014 as follows: (x) 50,000 options shall vest on the one year anniversary of the original grant date (i.e., July 8, 2015); (y) 150,000 options shall vest on a monthly basis over the 3 years following such first anniversary (at 1/36 of the remaining options per month); and (z) all unvested options granted to Executive on July 8, 2014 shall vest immediately upon the sale of all or substantially all of the assets of the Employer, upon the merger or reorganization of the Employer following which the equityholders of the Employer immediately prior to the consummation of such merger or reorganization collectively own less than 50% of the voting power of the resulting entity, or upon the sale of equity securities of the Employer representing 50% or more of the voting power of the Employer or 50% or more of the economic interest in the Employer in a single transaction or in a series of related transactions ( a “Change of Control”). This modification shall not apply to any stock options or other equity grants other than the July 8, 2014 option grant for 200,000 shares. The Employer, through its Compensation Committee, will work in good faith with the Executive for additional future share grants based upon individual and company performance.

(ii)          On the Effective Date, the Employer shall grant the Executive a new stock option to purchase 50,000 shares of common stock of the Employer at an exercise price equal to the closing price of the Employer’s common stock on the Nasdaq Capital Market on the Effective Date (provided, if either the Effective Date is not a trading day or if this Agreement is entered into after 3:59 p.m. Eastern Time on the Effective Date, then the exercise price shall be equal to the closing price of the Employer’s common stock on the Nasdaq Capital Market on the next trading day after the Effective Date) under a shareholder-approved equity incentive plan, subject to the terms and conditions specified in the Employer’s standard stock option agreement, which shall vest as follows: (x) 12,500 options shall vest on the one year anniversary of such new grant; (y) 37,500 options shall vest on a monthly basis over the 3 years following the first anniversary of such new grant (at 1/36 of the remaining options per month); and (z) all unvested options constititung such new grant shall vest immediately upon a Change of Control.

(f)           Signing Bonus. The Executive shall be entitled to a one-time bonus of One Hundred Thousand Dollars ($100,000) payable within five (5) days of signing this Agreement.

(g)          Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement.

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5.           Extent of Service. During the Executive’s employment under this Agreement, the Executive shall, subject to the direction and supervision of the Board of Directors, devote the Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the Board of Directors; provided, however, that nothing in this Agreement shall be construed as preventing the Executive from:

(a)          investing the Executive’s personal assets in any non-competitive business enterprise, company or other entity in such form or manner as shall not require any material personal time commitment on the Executive’s part in connection with the operations or affairs of such other enterprise, company or other entity in which such investments are made; or

(b)          engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

6.           Termination. Notwithstanding the provisions of Section 3, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6. For purposes of this Agreement, the date of the Executive’s termination (the “Termination Date”) shall mean the date of the Executive’s “separation from service” as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(a)          Termination by the Employer for Cause. The Executive’s employment under this Agreement may be terminated for Cause without liability on the part of the Employer (except only to pay those specific amounts set forth in Section 7(c)) effective immediately upon approval of the Board of Directors and written notice to the Executive. The following shall constitute “Cause” for such termination:

(i) any act committed by the Executive against the Employer or any of its affiliates which involves fraud, willful misconduct, gross negligence or refusal to comply with the reasonable, legal and clear written instructions given to him by the Board through Board action that do not violate this Agreement; provided, however, that Executive shall have a period of fifteen (15) days to cure such conduct after written reasonably specific notice thereof, unless such conduct is not (as in the case of fraud or willful misconduct) reasonably curable. For purposes of the foregoing sentence, no act, or failure to act, on Executive's part shall be considered “willful” unless the Executive acted, or failed to act, in bad faith or without reasonable belief that his act or failure to act was in the best interest of the Employer or any subsidiary; or

(ii) the conviction of the Executive of, or indictment (or procedural equivalent, or guilty plea or plea of nolo contender) of the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude where the circumstances reasonably would have a negative impact on the Employer, deceit, dishonesty or fraud; provided, however, that Executive shall have a period of fifteen (15) days to cure such conduct after written reasonably specific notice thereof, unless such conduct (as in the case of dishonesty or fraud) is not reasonably curable; or

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(iii) material breach of this Agreement; provided, however, that Executive shall have a period of fifteen (15) days to cure such conduct after written reasonably specific notice thereof, unless such conduct is not reasonably curable.

(b)          Termination by the Employer Without Cause. Subject to the payment of Termination Benefits pursuant to Section 7(b), the Executive’s employment under this Agreement may be terminated by the Employer without Cause upon not less than fifteen (15) days’ prior written notice to the Executive.

(c)          Death. The Executive’s employment with the Employer shall terminate automatically upon his death.

(d)          Disability. If the Executive shall become Disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation, the Board of Directors may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer for the remainder of the Term or during the period of such Disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive’s full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer’s policies) and benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to twelve (12) months payable at the same time as such amounts would otherwise have been paid to the Executive had he continued in his current capacity. If the Executive is unable to perform substantial services of any kind for the Employer during this period, such period shall be considered a paid leave of absence and the Executive shall have the contractual right to return to employment at any time during such period. If the Executive’s Disability continues beyond such twelve (12) month period, the Executive’s employment may be terminated by the Employer by reason of Disability at any time thereafter. For purposes hereof, the term “Disabled” or “Disability” shall mean a written determination that the Executive, as certified by at least two (2) duly licensed and qualified physicians, one (1) approved by the Board of Directors of the Employer and one (1) physician approved by the Executive (the “Examining Physicians”), or, in the event of the Executive’s total physical or mental disability, the Executive’s legal representative, that the Executive suffers from a physical or mental impairment that renders the Executive unable to perform the Executive’s regular personal duties under this Agreement and that such impairment can reasonably be expected to continue for a period of three (3) consecutive months or for shorter periods aggregating ninety (90) days in any twelve (12) month period; provided, however, that the Executive’s primary care physician may not serve as one of the Examining Physicians without the consent of the Employer and the Executive (or the Executive’s legal representation). The Executive shall cooperate with any reasonable request of a physician to submit to a physical examination for purposes of such certification. Nothing in this Section 6(d) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

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(e)          Termination by the Executive for Good Reason. Subject to the payment of Termination Benefits pursuant to Section 7(b), the Executive’s employment under this Agreement may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall be present where Executive gives notice to the Board of Directors of his voluntary resignation within thirty (30) days after the occurrence of any of the following, without Executive’s written consent: (i) breach by the Employer of the insurance or indemnification provisions herein or in Executive’s indemnification agreement with Employer as in effect on the date hereof or failure of the Employer to pay or cause to be paid or delivered any amounts or options due Executive when due under the terms and conditions hereunder, in each case subject to a fifteen (15) day cure period by the Employer following reasonably specific written notice by the Executive; (ii) the Executive’s not reporting directly to the Board of Directors, subject to a thirty (30) day cure period by the Employer following reasonably specific written notice by the Executive, unless the sole reason for such failure to report to the Board of Directors is that a Change of Control occurred and as a result the Executive’s reporting structure in the buyer’s organization puts Executive at effectively the same or higher level of overall responsibility and authority (comparing the positions in each organization) as was the case immediately prior to such Change of Control, as reasonably determined by the Board of Directors prior to such Change of Control; or (iii) material diminution in Executive’s position, duties, authority or responsibility, without Cause, subject to a thirty (30) day cure period by the Employer following reasonably specific written notice by the Executive. If the Executive fails to resign within sixty (60) days after the expiration of the applicable cure period, then such event will not be a basis to resign for Good Reason.

(f)           Termination by the Executive without Good Reason. The Executive may terminate his employment under this Agreement without Good Reason upon not less than forty five (45) days’ prior written notice to the Employer.

7.            Compensation Upon Termination.

(a)          Termination Generally. If the Executive’s employment with the Employer is terminated for any reason during or upon expiration of the Term, the Employer shall pay or provide to the Executive (or to his authorized representative or estate): (i) any earned but unpaid Salary payable on the Termination Date, (ii) accrued bonuses for a previously completed yearly measurement period (for avoidance of doubt, no pro-rata bonus is payable under this clause, only a bonus for a previously completed applicable measurement period) earned but not yet paid, payable at the same time such amounts would otherwise have been paid to the Executive, (iii) any unpaid expense reimbursements, payable in accordance with the Employer’s reimbursement policies, (iv) any accrued but unused vacation, payable on the Termination Date, and (v) any vested benefits the Executive may have under any of the Employer Benefit Plans, payable as specified in the applicable plan documents (collectively, the “Accrued Compensation”).

(b)          Termination by the Employer Without Cause or by the Executive for Good Reason. In the event of termination of the Executive’s employment with the Employer pursuant to Section 6(b) or 6(e) above prior to the expiration of the Term, and subject to the Executive’s execution and delivery of a release of any and all legal claims in a form satisfactory to the Employer, and expiration of any revocation period without the release being revoked, within forty-five (45) days following the Termination Date (the “Release Period”), the Employer shall provide to the Executive, in addition to the Accrued Compensation, the following termination benefits (“Termination Benefits”):

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(i)          continuation of the Executive’s Salary at the rate and in accordance with the Employer’s payroll practices then in effect pursuant to Section 4(a); and

(ii)          continuation of any executive health and group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), subject to payment of premiums by the Employer to the extent that the Employer was covering such premiums as of the Termination Date (if permitted by law without violation of applicable discrimination rules, or, if not, the equivalent after-tax value payable as additional severance at the same time such premiums are otherwise payable); and

(iii)          a pro-rata annual bonus through the Termination Date, as reasonably determined by the Compensation Committee applying the applicable standards in Schedule A and paid at the same time as a bonus would otherwise be payable under Section 4(b); and

(iv)          acceleration of vesting of the options amended and/or granted under this Agreement on a pro-rata basis as if the vesting schedule had been monthly rather than annual, advanced to the next month.

The Termination Benefits set forth in subsections 7(b)(i) and (ii) and above shall continue effective for the remainder of the Term (the “Termination Benefits Period”); provided, however, that in the event that the Executive commences any employment during the Termination Benefits Period, the benefits provided under Section 7(b)(ii) shall cease effective as of the date Executive qualifies for group health plan benefits in his new employment. The Employer’s liability for Salary continuation pursuant to Section 7(b)(i) shall not be reduced by the amount of any severance pay paid to the Executive pursuant to any severance pay plan or stay bonus plan of the Employer. Notwithstanding the foregoing, nothing in this Section 7(b) shall be construed to affect the Executive’s right to receive COBRA continuation entirely at the Executive’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after Employer-paid premiums cease. The Executive shall be obligated to give prompt notice of the date of commencement of any employment during the Termination Benefits Period and shall respond promptly to any reasonable inquiries concerning any employment in which the Executive engages during the Termination Benefits Period.

The Employer acknowledges and agrees that under certain circumstances involving the termination of the Executive’s employment and/or a Change of Control transaction involving the Employer, the Executive shall be entitled to accelerated vesting on his options to purchase shares of capital stock of the Employer, all to the extent provided in that certain Stock Option Agreements referred to in Section 4(e) hereof.

Any Termination Benefits (subject to Executive’s timely execution, delivery and nonrevocation of the required release) that otherwise would become due any payable prior to the end of the Release Period (including Salary continuation payments and COBRA premium payments otherwise due during the Release Period) shall be paid on Employer’s first regular payroll date following the end of the Release Period.

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(c)          Termination by Reason of Cause, Death, Disability, Voluntary Termination by the Executive or Expiration of Term. If the Executive’s employment is terminated for any reason other than (i) by the Employer without Cause under Section 6(b) or (ii) by the Executive for Good Reason under Section 6(e), including by reason of the Employer’s election not to extend the Term, the Employer shall have no further obligation to the Executive other than payment of his Accrued Compensation.

8.           Confidential Information, Nonsolicitation and Cooperation.

(a)          Confidential Information. As used in this Agreement, “Confidential Information” means proprietary information of the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employer. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include (i) information in the public domain, unless due to breach of the Executive’s duties under Section 8(b), or (ii) information obtained in good faith by the Executive from a third party who was lawfully in possession of such information and not subject to an obligation of confidentiality owed to the Employer.

(b)          Duty of Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information. At all times, both during the Executive’s employment with the Employer and after termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except (i) as may be necessary in the ordinary course of performing the Executive’s duties to the Employer or (ii) as may be required in response to a valid order by a court or other governmental body or as otherwise required by law (provided that if the Executive is so required to disclose the Confidential Information, the Executive shall (i) immediately notify the Employer of such required disclosure sufficiently in advance of the intended disclosure to permit the Employer to seek a protective order or take other appropriate action, (ii) cooperate in any effort by the Employer to obtain a protective order or other reasonable assurance that confidential treatment will be afforded the Confidential Information).

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(c)          Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer. The Executive will return to the Employer all such materials and property as and when requested by the Employer. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d)          Nonsolicitation. During the Term and for one (1) year thereafter, the Executive (i) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer (other than subordinate employees whose employment was terminated in the course of the Executive’s employment with the Employer); and (ii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer. The Executive understands that the restrictions set forth in this Section 8(d) are intended to protect the Employer’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(e)          Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Employer that the Executive’s execution of this Agreement, the Executive’s employment with the Employer and the performance of the Executive’s proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)           Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate reasonably with requests from the Employer, or the Employer’s legal counsel, in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(f), and if the Executive spends more than ten (10) hours in any calendar month in performance of these obligations, the Employer shall pay the Executive $500 per hour for each part of an hour over ten (10) hours in such calendar month.

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(g)          Intellectual Property. Except as provided under Section 2870 of the California Labor Code (a copy of which is attached as Schedule B), the Employer shall be the sole owner of all the products and proceeds of Executive’s services hereunder and under the Prior Agreement, including, without limitation, all materials, ideas, concepts, formats, suggestions, developments, and other intellectual properties that Executive may acquire, obtain, develop or create in connection with his services hereunder and during the Term and under the Prior Agreement, free and clear of any claims by Executive (or anyone claiming under Executive) of any kind or character whatsoever (other than Executive’s rights and benefits hereunder). Executive shall, at the request of the Employer, execute such assignments, certificates or other instruments as the Employer may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Employer’s right, title and interest in and to any such products and proceeds of Executive’s services hereunder.

(h)          Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 8, and that in any event money damages may be an inadequate remedy for any such breach. Accordingly, subject to Section 9 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer and without the need to post a bond or other security.

9.           Arbitration of Disputes. Executive (hereinafter in this Section 9 “you”) agrees that to the fullest extent permitted by law, any and all controversies, claims, or disputes between you and the Employer (or between you and any present or former employee, officer, director, agent, or benefit plan of the Employer in their capacity as such or otherwise) arising out of, relating to, or resulting from your employment with the Employer or the termination of your employment with the Employer will be resolved by final and binding arbitration. Claims subject to arbitration include, without limitation, any claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Health Insurance Portability and Accountability Act of 1996, the Federal Occupational Safety and Health Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, and any other statutory or common-law claims. However, claims for unemployment benefits, workers’ compensation claims, and claims under the National Labor Relations Act will not be subject to arbitration. In addition, either party may seek provisional remedies pursuant to California Code of Civil Procedure § 1281.8(b). There will be no right or authority for any claim subject to arbitration to be heard or arbitrated on a class or collective basis, as a private attorney general, or in a representative capacity on behalf of any other person or entity.

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You agree that any arbitration will be administered by JAMS (or other mutually agreeable alternative dispute resolution service) in accordance with its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness (the “JAMS Rules”), a copy of which Rules can be found at www.jamsadr.com or obtained from Human Resources. A neutral arbitrator with experience in arbitrating employment disputes will be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral arbitrator will be appointed in accordance with the arbitrator nomination and selection procedure set forth in the JAMS Rules. The arbitrator will have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate. The arbitrator may not consolidate more than one person’s claim, and may not otherwise preside over any form of a representative, collective or class proceeding. The parties will be permitted to conduct discovery as provided by California Code of Civil Procedure § 1283.05. The arbitrator will prepare a written decision containing the essential findings and conclusions on which the award is based, and will apply the same substantive law with the same statutes of limitation that would apply if the claims were brought in a court of law. The arbitrator’s decision must be issued no later than thirty (30) days after a dispositive motion is heard and/or an arbitration hearing has been completed. The arbitrator’s decision will be final and binding upon the parties and will be enforceable in any court having jurisdiction thereof. The arbitrator will have the authority to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator will have the authority to award any remedies, including attorneys’ fees and costs, available under applicable law.

All arbitration hearings under this arbitration agreement will be conducted in Los Angeles, California, unless otherwise agreed by the parties. The arbitration provisions of this agreement will be governed by the Federal Arbitration Act. In all other respects, this arbitration agreement will be construed in accordance with the laws of the State of California, without reference to conflicts of law principles.

You will be required to pay an arbitration fee to initiate any arbitration equal to what you would be charged as a court filing fee for a first appearance. Where you are asserting a claim under a state or federal statute prohibiting discrimination in employment, a public policy claim arising under a statute, or where as otherwise required by applicable law to achieve the enforceability of this Agreement, the Employer will pay the costs and fees charged by the arbitrator and JAMS (or other mutually selected alternative dispute resolution service) to the extent such costs would not otherwise be incurred in a court proceeding. In all other circumstances, you and the Employer agree to split equally the fees and administrative costs charged by the arbitrator and the alternative dispute resolution service being utilized. Each party will bear its own costs and attorneys’ fees, unless a party prevails on a statutory claim and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law.

Either you or the Employer may bring an action in court to compel arbitration under this arbitration agreement and to enforce an arbitration award or for a provisional remedy pursuant to California Code of Civil Procedure §1281.8(b). Nothing in this agreement should be construed to prevent either party's ability to seek a provisional remedy, including a preliminary injunction, as permitted by JAMS Employment Arbitration Rules (including but not limited to Rule 34) or California Code of Civil Procedure Section 1281.8. Otherwise, neither party will initiate or prosecute any lawsuit or claim in any way related to any arbitrable claim including, without limitation, any claim as to the making, existence, validity, or enforceability of this arbitration agreement.

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If one or more of the provisions in this arbitration agreement are deemed unenforceable, such provision, or provisions, will be enforced to the greatest extent permitted by law and the remaining provisions will continue in full force and effect. The parties’ obligations under this arbitration agreement will survive the termination of your employment relationship with the Employer.

YOU UNDERSTAND AND AGREE THAT THIS ARBITRATION AGREEMENT CONSTITUTES A WAIVER OF THE RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS ARBITRATION AGREEMENT. YOU AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES WILL BE RESOLVED BY A JURY TRIAL. YOU FURTHER ACKNOWLEDGE THAT YOU HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS ARBITRATION AGREEMENT WITH YOUR LEGAL COUNSEL AND HAVE AVAILED YOURSELF OF THAT OPPORTUNITY TO THE EXTENT YOU WISH TO DO SO.

10.          Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter, including the Prior Agreement, which the parties agree expires without liability on the Effective Date hereof and Executive confirms that all amounts due to him or which may become due to him thereunder, or under any other bonus or compensatory plan (cash or otherwise) in Executive’s favor with the Employer or its subisidaries, or claims in connection with any tax liability associated with prior equity grants, have either been fully satisfied or are deemed satisfied by virtue of entering this Agreement; provided, however, that this Agreement does not affect any rights Executive has under the restricted stock agreement entered into between him and the Employer as referenced in the Prior Agreement or the restricted stock agreement entered into between him and the Employer with respect to the July 8, 2014 option grant, all of which rights remain in effect in accordance with their existing terms, except as expressly modified hereby.

11.          Assignment; Successors and Assigns, etc. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; but the Employer may assign its rights under this Agreement without the consent of the Executive, in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity, in which event the Employer will obtain a written confirmation of the assumption of the Employer’s obligation hereunder for the benefit of the Executive. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

12.          Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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13.          Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.          Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the Executive’s last residential address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices, attention of the Chairman of the Board, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

15.          Third Party Beneficiary; Amendment. The Executive and the Employer acknowledge and agree that no third party shall have any rights or benefits under this Agreement. This Agreement may be amended or modified only by a written instrument signed by the Executive and the Employer.

16.          Governing Law. This contract has been entered into in the State of California and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such state.

17.          Counterparts. This Agreement may be executed in any number of original, facsimile or other electronic counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

18.          No Prior Agreements. The Executive hereby represents and warrants to the Employer that the execution of this Agreement by the Executive, the Executive’s employment by the Employer, and the performance of the Executive’s duties hereunder will not violate or constitute a breach of any agreement, including any non-competition agreement, invention or confidentiality agreement, with a former employer, client or any other person or entity. Further, the Executive agrees to indemnify the Employer for any loss, including, but not limited to, reasonable attorneys’ fees and expenses, that the Employer may incur based upon or arising out of the Executive’s breach of this Section.

19.          Indemnification. That certain Indemnification Agreement between Employer and Executive, dated December 18, 2013, remains in full force and effect.

20.          Directors’ and Officers’ Insurance. As soon as reasonably practicable following the Effective Date, the Employer shall use commercially reasonable efforts to obtain (if it does not already have) directors’ and officers’ insurance from a reputable insurance company with such coverage amounts and policy terms as is customary for public companies with market valuations similar to the Employer, as determined by the Employer in its sole discretion.

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21.          Withholding Obligations. The Employer, or any other entity making a payment, may withhold and make such deductions from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld or deducted from time to time pursuant to any applicable law, governmental regulation and/or order.

22.          Section 954 of the Dodd Frank Act. This Agreement and all other Compensation of Executive are intended to comply with the “clawback obligations” of Section 954 of the Dodd Frank Act (including the related regulations, “Section 954”). If the Employer’s financial statements must be restated, to the extent and only to the extent required by Section 954 (if applicable), the Employer shall be entitled to recover from Executive, and Executive agrees to promptly repay, any incentive-based compensation which would not have been earned under the restated financial statements.

23.          Section 409A Compliance. Unless otherwise expressly provided, any payment of compensation by the Employer to the Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the fifteenth (15th) day of the third (3rd) month (i.e., 2½ months) after the later of the end of the calendar year or the Employer’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Section 409A). Each payment and each installment of any bonus or severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent any amounts payable by the Employer to the Executive constitute “nonqualified deferred compensation” (within the meaning of Section 409A) such payments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A and the Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. In the event that the Executive is determined to be a “key employee” (as defined and determined under Section 409A) of the Employer at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon separation from service shall be made no earlier than (a) the first (1st) day of the seventh (7th) complete calendar month following such termination of employment, or (b) the Executive’s death, consistent with the provisions of Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Employer program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Employer to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. The Executive shall be responsible for the payment of all taxes applicable to payments or benefits received from the Employer. It is the intent of the Employer that the provisions of this Agreement and all other plans and programs sponsored by the Employer be interpreted to comply in all respects with Section 409A; provided, however, the Employer shall have no liability to the Executive, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Executive or any successor or beneficiary thereof.

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IN WITNESS WHEREOF, this Agreement has been executed by the Employer and by the Executive as of the Effective Date.

EMPLOYER

Mandalay Digital Group, Inc., a Delaware corp.

By:	/s/ Jeffrey Karish
Its: Director and Chairman of the Compensation Committee of the Board of Directors

EXECUTIVE

/s/William Stone
Name: William Stone

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Schedule A

While he is employed as Chief Executive Officer, or in any other officer position after the Transition Date, the Executive shall be entitled to be paid an annual incentive bonus in cash in an amount of up to one hundred and fifty percent (150%) of the Executive’s Salary for the applicable measurement period (the “Bonus Opportunity”), subject to satisfaction of performance-related milestones as set forth below:

a.	Definitions:

i.	Stub Period: The period from the Transition Date through March 31, 2015 (for the avoidance of doubt, any bonus shall be paid on a pro rata basis).

ii.	Year 1 Period: April 1, 2015 through March 31, 2016

iii.	Year 2 Period: April 1, 2016 through remainder of the Term, including any extensions thereof

iv.	Adjusted EBITDA: Adjusted EBITDA is as defined in the Employer’s 2015 “guidance EBITDA” as presented by management and approved by the Audit Committee on May 1, 2014.

v.	Stub-Year Revenue and Adjusted EBITDA Targets: Means the Employer’s existing internal revenue and Adjusted EBITDA targets for the fiscal year ending March 31, 2015, as most recently approved by the Board prior to the date hereof, each multiplied by a fraction, the numerator of which is the number of days in the Stub Year and the denominator of which is 365. If the Employer completes an acquisition or disposition during the Stub Year, then the Stub-Year Revenue and Adjusted EBITDA Targets shall be adjusted by the Compensation Committee, only after good faith discussion and consultation with the Executive, to take into account the expected effects of such transaction on the Employer’s revenue and Adjusted EBITDA.

vi.	Year 1/Year 2 Targets: Means such annual revenue and Public Earnings Measure (as defined below) targets for Year 1 and Year 2, as applicable, established by the Compensation Committee only after good faith discussion and consultation with the Executive; provided, if at the time of determination of the targets for Year 2 the remaining term is less than 12 months, then the Year 2 target shall be appropriately pro-rated. The applicable targets for Year 1 and Year 2 shall be determined not later than 30 days before the start of each such year. If the Employer completes an acquisition or disposition during Year 1 or Year 2, then the Year 1/Year 2 Targets shall be adjusted by the Compensation Committee, only after good faith discussion and consultation with the Executive, to take into account the expected effects of such transaction on the Employer’s revenue and Public Earnings Measure. “Public Earnings Measure” means the non-GAAP measure of consolidated Employer earnings, such as EBITDA or an adjusted EBITDA measure, that the Compensation Committee determines (after good faith discussion, consultation with, and notification to, the Executive) to be the most important earnings measure used by the Employer in its public earnings release issued most recently prior to the date by which the Year 1/Year 2 Targets are to be determined, as applicable.

b.	Bonus Criteria:

For the Stub-Period, Executive shall receive 50% of Salary earned with respect to the Stub Period as a bonus if the Stub Year Revenue and Adjusted EBITDA Targets have been achieved; plus an additional 50% of Salary earned with respect to the Stub Period as a bonus if actual revenue and Adjusted EBITDA for the Stub Year are at least 200% of Stub Year Revenue and Adjusted EBITDA Targets; plus an additional 50% of Salary earned with respect to the Stub Period as a bonus in the sole discretion of the Compensation Committee based on extraordinary financial and business performance of the Employer during the applicable period (beyond the level required to achieve 100% of Salary in the Stub Period).

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For the Year 1 and Year 2 Periods, Executive shall receive 50% of Salary earned with respect to Year 1 and/or Year 2, as applicable, as a bonus if the Year 1/Year 2 Targets have been achieved; plus an additional 50% of Salary earned with respect to Year 1 or Year 2, as applicable, as a bonus if actual annual revenue and the Public Earnings Measure for Year 1 or Year 2 as applicable are at least 200% of the applicable Year 1/Year 2 Targets; plus an additional 50% of Salary earned with respect to Year 1 or Year 2, as applicable, as a bonus in the sole discretion of the Compensation Committee based on extraordinary financial and business performance of the Employer during the applicable period (beyond the level required to achieve 100% of Salary in Year 1 or Year 2, as applicable).

Achievement of targets shall be determined promptly after the Employer’s annual financial statements for the fiscal year for the applicable period have been publicly issued and certified by the Employer’s auditors. Any interpretative issues in reconciling Adjusted EBITDA or a Public Earnings Measure to audited numbers shall (a) be resolved as much as possible based on the Employer’s publicly filed reconciliations of the same and (b) as to any other questions shall be determined in the reasonable discretion of the Compensation Committee after good faith discussion with Executive.

Bonus targets that have not been achieved to the level required by this Schedule A shall not entitle Executive to a pro-rated bonus unless the Compensation Committee in its sole discretion determines that a pro-rated bonus is appropriate.

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Schedule B

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a)          Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)          Relate at the time of conception or reduction to practice of the invention to the employer's business, or actually or demonstrably anticipated research or development of the employer; or

(2)          Result from any work performed by the employee for the employer.

(b)          To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

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